Exhibit 23.2

Eric Lowy
General Counsel &
Corporate Secretary
Tel:  416-228-2451
elowy@724.com

May 17, 2005

724 Solutions Inc.
20 York Mills Rd, Suite 201
Toronto, Ontario,
Canada, M2P 2C2

Dear Sirs/ Mesdames:

Re:     Registration Statement on Form S-8

I have examined the registration statement on Form S-8 (the “Registration Statement”) proposed to be filed pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”), by 724 Solutions Inc., a corporation incorporated under the laws of Canada (the “Company”), with the United States Securities and Exchange Commission (the “SEC”) relating to the registration under the Securities Act of up to 775,000 common shares of the Company without par value (the “Shares”), including authorized but unissued Shares being offered by the Company. The Shares are subject to issuance under the Company’s 2005 Stock Incentive Plan (the “Plan”).

EXAMINATIONS.

In connection with this opinion letter, I have examined the following: (i) copies of resolutions of the directors and shareholders of the Company approving the adoption of the Plan and authorizing the issuance of the Shares (collectively, the “Resolutions”); and (ii) the proposed form of Registration Statement. I have also examined such other records and documents of the Company and such statutes, regulations and other public and corporate records of the Company and considered such questions of law as I have considered relevant and necessary for the purposes of the opinion expressed below.

RELIANCE AND ASSUMPTIONS.

For the purposes of the opinion expressed below, I have relied upon the Resolutions and have assumed: (i) the genuineness of all signatures on each document that I have examined; (ii) the authenticity of all documents submitted to me as originals, the conformity with the originals of all documents submitted to me as copies, whether photostatic, telecopied or otherwise; (iii) the legal power, capacity and authority of all natural persons signing in their individual capacity; and (iv) that the Resolutions continue to be in force and unamended on the date hereof.

OPINION.

Based and relying on the foregoing assumptions and subject to the following qualification and limitation, I am of the opinion that the Shares to be offered and sold by the Company pursuant to the Registration Statement have been duly allotted for issuance and, upon the receipt of the consideration therefor, to the extent required by the terms of the Plan, will be validly issued and outstanding as fully paid and non-assessable.

QUALIFICATION.

The foregoing opinion is subject to the qualification that I am qualified to practice law in the Province of Ontario and express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein.

LIMITATION.

I consent to the use of this opinion as an exhibit to the Registration Statement and any amendments thereto and further consent to the reference to me set forth in the Registration Statement under the caption, “Item 5. Interests of Named Experts and Counsel.” In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours truly,

Eric Lowy
General Counsel &
Corporate Secretary